Exhibit 99.1

PRESS RELEASE

Date: March 6, 2024

Cadiz Closes Financing, Secures Development Capital For Water Supply Projects

$57 million credit agreement includes $20 million to support development and construction of water supply projects before the next drought.

LOS ANGELES, CALIFORNIA and GENEVA, SWITZERLAND, (03.06.24) – Cadiz, Inc. (NASDAQ: CDZI / CDZIP, the “Company”) announced today that it has completed a financing transaction that significantly strengthens its financial position and provides the Company with liquidity to accelerate development of its water supply projects in Southern California. The financing includes a new $20 million loan to fund operations and capital expenses associated with development of the Company’s water supply projects and extends all debt maturities to 2027.

The transaction, led by the Company’s largest shareholder, Heerema International Group Services SA (“Heerema”), received strong support from the Company’s existing lenders and shareholders. With the completion of this transaction, the Company has a solid financial foundation backed by its lead strategic investor with a substantial capital base committed to the long-term growth of the Company.

“This financing puts us in position to be delivering water before the next drought hits California,” said Susan Kennedy, Chairman and Chief Executive Officer of Cadiz.

Cadiz owns 45,000 acres of land in the Mojave Desert with 2.5 million acre-feet of water supply, 1 million acre-feet of water storage capacity and more than 200 miles of pipeline assets that stretch across Southern California. In 2022, the Company also acquired ATEC Water Systems, a producer of specialized groundwater filtration systems.

The aquifer system at Cadiz presently holds at least 30 million acre-feet of water – more than the design capacity of Lake Mead, the largest reservoir in the U.S. In 2020 the Company acquired a 220-mile idle gas pipeline from El Paso Natural Gas that transects other major water systems in Southern California (“Northern Pipeline”). To convert the pipeline to carry water, the Company needs to build pumping stations and connection facilities that enable water to be transferred and exchanged between public water agencies in San Bernardino, Kern and Riverside counties.

The Company anticipates project design, engineering and development of the Northern Pipeline will take place in 2024 with construction beginning in 2025 and commencement of water delivery as early as 2026. The Company recently announced execution of water supply agreements for delivery of 10,000 acre-feet per year (AFY) via the Northern Pipeline at a price not to exceed $1,650 per AFY. The Company expects to complete negotiations for delivery of the full capacity of the Northern Pipeline (25,000 AFY) by mid-2024.

The additional $20 million loan provided by Heerema will carry a 7% PIK coupon and be convertible into Cadiz common stock at a price of $5.30 per share. The Company has filed a Current Report on Form 8-K with the U.S. Securities and Exchange Commission providing additional information about the new financing and related transactions, including the applicable transaction documents. Investors are encouraged to read the Current Report and its exhibits for further information concerning the transactions.

About Cadiz, Inc.

Founded in 1983, Cadiz, Inc. (NASDAQ: CDZI) is a California water solutions company dedicated to providing access to clean, reliable and affordable water for people through a unique combination of water supply, storage, pipeline and treatment solutions. With 45,000 acres of land in California, 2.5 million acre-feet of water supply, 220 miles of pipeline assets and the most cost-effective water treatment filtration technology in the industry, Cadiz offers a full suite of solutions to address the impacts of climate change on clean water access. For more information, please visit https://www.cadizinc.com.

About Heerema

The Heerema companies deliver solutions and create sustainable value on projects within the offshore energy industry. Heerema manages the entire supply chain of marine project execution, offering solutions that include design and front-end engineering, planning, logistics, project management, and the execution of sustainable projects worldwide. Heerema owns and operates 3 of the world’s five largest heavy lift sea vessels, two are equipped with zero-emissions technologies. Heerema is on a mission to make the impossible possible offshore as the leading renewable energy marine contractor. To learn more about Heerema, please visit: https://www.heerema.com .

Contacts:

Courtney Degener	Cor Radings
cdegener@cadizinc.com	cor.radings@mtinetwork.nl
213-271-1603	+31 6 26316854

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FORWARD LOOKING STATEMENTS: This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, the ability of the Company to achieve its strategic objectives with the proceeds of the new financing, including the Company’s objectives to complete final project design, engineering and related permitting of the Northern Pipeline in 2024, begin construction in 2025 and commence water delivery as early as 2026, which ability is subject to significant business, economic and competitive risks and uncertainties, many of which are beyond the control of the Company. Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include potential delays in achieving our strategic objectives resulting from delays in the supply chain for materials or other factors detailed in the Company’s Securities and Exchange Commission filings. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.